Exhibit 99.2

Item 6: Selected Financial Data

The following table sets forth selected consolidated financial information regarding our results of operations, balance sheets and certain ratios.

Upon emergence from bankruptcy on December 10, 2009, CIT adopted fresh start accounting effective December 31, 2009, which resulted in data subsequent to adoption not being comparable to data in periods prior to emergence. Data for the year ended December 2009 represent amounts for Predecessor CIT.

The data presented below is explained further in, and should be read in conjunction with, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 7A. Quantitative and Qualitative Disclosures about Market Risk and Item 8. Financial Statements and Supplementary Data.

Select Data (dollars in millions)
	At or for the Years Ended December 31,
	CIT					Predecessor CIT
	2013	2012	2011	2010	2009	2009
Select Statement of Operations Data
Net interest revenue	$194.3	$(1,271.7)	$(532.3)	$542.6	$-	$(262.0)
Provision for credit losses	(64.9)	(51.4)	(269.7)	(802.1)	-	(2,542.9)
Total non-interest income	2,278.7	2,515.5	2,739.8	2,760.0	-	1,658.1
Total other expenses	(1,673.9)	(1,607.8)	(1,691.9)	(1,756.4)	-	(2,827.0)
Reorganization items and fresh start adjustments	-	-	-	-	-	5,167.2
Income (loss) from continuing operations	644.4	(535.8)	83.9	502.9		1,152.9
Net income (loss)	675.7	(592.3)	14.8	521.3	-	(3.8)
Per Common Share Data
Diluted income (loss) per common share - continuing operations	$3.19	$(2.67)	$0.42	$2.51	-	$2.88
Diluted income (loss) per common share	$3.35	$(2.95)	$0.07	$2.60	-	$(0.01)
Book value per common share	$44.78	$41.49	$44.27	$44.54	$41.99	$-
Tangible book value per common share	$42.98	$39.61	$42.23	$42.17	$39.06	$-
Dividends declared per common share	$0.10	-	-	-	-	$0.02
Dividend payout ratio	3.0%	-	-	-	-	N/M
Performance Ratios
Return on average common stockholders’ equity	7.8%	(7.0)%	0.2%	6.0%	-	N/M
Net finance revenue as a percentage of average earning assets	4.61%	(0.09)%	2.09%	4.74%	-	1.03%
Return on average total assets	1.49%	(1.34)%	0.03%	0.93%	-	N/M
Total ending equity to total ending assets	18.8%	18.9%	19.6%	17.4%	13.9%	-
Balance Sheet Data
Loans including receivables pledged	$18,629.2	$17,153.1	$15,225.8	$16,612.9	$25,600.9	$-
Allowance for loan losses	(356.1)	(379.3)	(407.8)	(416.2)	-	-
Operating lease equipment, net	13,035.4	12,411.7	12,006.4	11,155.0	10,927.5	-
Goodwill and intangible assets, net	354.9	377.8	409.5	474.8	586.6	-
Total cash and short-term investments	7,532.5	7,477.1	8,264.3	11,070.5	9,613.6	-
Assets of discontinued operation	3,821.4	4,202.6	7,021.8	8,555.1	10,021.3	-
Total assets	47,139.0	44,012.0	45,263.4	51,453.4	60,561.5	-
Deposits	12,526.5	9,684.5	6,193.7	4,536.2	5,177.7	-
Total long-term borrowings	18,484.5	18,330.9	21,743.9	29,303.9	37,468.7	-
Liabilities of discontinued operation	3,277.6	3,648.8	4,595.4	4,798.4	5,919.0	-
Total common stockholders’ equity	8,838.8	8,334.8	8,883.6	8,929.0	8,400.0	-
Credit Quality
Non-accrual loans as a percentage of finance receivables	1.29%	1.92%	4.61%	9.73%	6.15%	8.77%
Net charge-offs as a percentage of average finance receivables	0.44%	0.46%	1.70%	2.07%	-	5.05%
Allowance for loan losses as a percentage of finance receivables	1.91%	2.21%	2.68%	2.51%	-	5.16%
Financial Ratios
Tier 1 Capital Ratio	16.7%	16.2%	18.8%	19.0%	14.2%	-
Total Capital Ratio	17.4%	17.0%	19.7%	19.9%	14.2%	-

N/M — Not meaningful

1

Average Balances(1) and Associated Income for the year ended: (dollars in millions)
	December 31, 2013			December 31, 2012			December 31, 2011
	Average Balance	Interest	Average Rate (%)	Average Balance	Interest	Average Rate (%)	Average Balance	Interest	Average Rate (%)
Interest bearing deposits	$5,531.6	$16.6	0.30%	$6,420.1	$21.7	0.34%	$6,588.2	$24.1	0.37%
Investment securities	1,886.0	12.3	0.65%	1,316.7	10.5	0.80%	1,962.3	10.6	0.54%
Loans (including held for sale)(2)(3)
U.S.	14,618.0	855.3	6.40%	12,403.4	953.5	8.51%	11,806.6	1,348.4	12.59%
Non-U.S.	4,123.6	371.0	9.00%	4,029.1	408.3	10.13%	4,566.2	588.8	12.89%
Total loans (2)	18,741.6	1,226.3	7.01%	16,432.5	1,361.8	8.94%	16,372.8	1,937.2	12.68%
Total interest earning assets / interest income(2)(3)	26,159.2	1,255.2	5.04%	24,169.3	1,394.0	6.07%	24,923.3	1,971.9	8.28%
Operating lease equipment, net (including held for sale)(4)
U.S.(4)	6,559.0	613.1	9.35%	6,139.0	596.9	9.72%	5,186.7	428.1	8.25%
Non-U.S.(4)	6,197.1	580.6	9.37%	6,299.0	651.3	10.34%	6,220.0	661.1	10.63%
Total operating lease equipment, net(4)	12,756.1	1,193.7	9.36%	12,438.0	1,248.2	10.04%	11,406.7	1,089.2	9.55%
Total earning assets (2)	38,915.3	$2,448.9	6.50%	36,607.3	$2,642.2	7.46%	36,330.0	$3,061.1	8.69%
Non interest earning assets
Cash due from banks	522.1			441.2			1,216.6
Allowance for loan losses	(367.8)			(405.1)			(412.0)
All other non-interest earning assets	2,215.3			2,228.2			2,760.1
Assets of discontinued operation	4,016.3			5,420.7			8,145.9
Total Average Assets	$45,301.2			$44,292.3			$48,040.6
Average Liabilities
Borrowings
Deposits	$11,212.1	$179.8	1.60%	$7,707.9	$152.5	1.98%	$4,796.6	$111.2	2.32%
Long-term borrowings(5)	18,044.5	881.1	4.88%	19,964.5	2,513.2	12.59%	25,752.0	2,393.0	9.29%
Total interest-bearing liabilities	29,256.6	$1,060.9	3.63%	27,672.4	$2,665.7	9.63%	30,548.6	$2,504.2	8.20%
Credit balances of factoring clients	1,258.6			1,194.4			1,098.1
Other non-interest bearing liabilities	2,638.2			2,642.7			2,800.1
Liabilities of discontinued operation	3,474.2			4,293.8			4,633.5
Noncontrolling interests	9.2			5.0			1.1
Stockholders’ equity	8,664.4			8,484.0			8,959.2
Total Average Liabilities and Stockholders’ Equity	$45,301.2			$44,292.3			$48,040.6
Net revenue spread			2.87%			(2.17)%			0.49%
Impact of non-interest bearing sources			0.82%			2.10%			1.09%
Net revenue/yield on earning assets(2)		$1,388.0	3.69%		($23.5)	(0.07)%		$556.9	1.58%

(1) The average balances presented are derived based on month end balances during the year. Tax exempt income was not significant in any of the years presented. Average rates are impacted by FSA accretion and amortization.

(2) The rate presented is calculated net of average "credit balances for factoring clients".

(3) Non-accrual loans and related income are included in the respective categories.

(4) Operating lease rental income is a significant source of revenue; therefore, we have presented the rental revenues net of depreciation and net of Maintenance and other operating lease expenses.

(5) Interest and average rates include FSA accretion, including amounts accelerated due to redemptions or extinguishments, and accelerated original issue discount on debt extinguishment related to the GSI facility.

Interest income on interest bearing deposits and investment securities was not significant in any of the years presented. The decline in average interest bearing deposits reflects the investment of cash in investment securities to earn a higher yield. The vast majority of our investment securities are high quality debt, primarily U.S. Treasury securities, U.S. Government Agency securities, and supranational and foreign government securities that typically mature in 91 days or less. We anticipate continued investment of our cash in various types of liquid, high-grade investments.

While interest income on loans benefited in 2013 from higher balances, interest income was down from 2012 and 2011 reflecting lower FSA accretion, which totaled $61 million in 2013, $212 million in 2012 and $666 million in 2011, change in product mix in NACF and sales of higher-yielding portfolios in NSP.

Net operating lease revenue was primarily generated from the commercial air and rail portfolios. Net operating lease revenue decreased from 2012, as the benefit of increased assets from the growing aerospace and rail portfolios was more than offset by higher depreciation and higher maintenance and operating lease expense and lower renewal rates. During 2013, on average, lease renewal rates in the rail portfolio were re-pricing higher, while the commercial air portfolio has been re-pricing slightly lower, putting pressure on overall rental revenue. Net operating lease revenue increased in 2012 from 2011 driven by higher aerospace and rail assets in TIF and lower depreciation expense in NSP. The average rate on U.S. operating lease equipment, net increased in 2012 from 2011 reflecting strong asset utilization, including increased rail fleet utilization.

As a result of our debt redemption activities and the increased proportion of deposits to total funding, we reduced weighted average coupon rates of outstanding deposits and long-term borrowings to 3.33% at December 31, 2013 from 3.52% at

2

December 31, 2012 and 5.29% at December 31, 2011. The weighted average coupon rate of long-term borrowings at December 31, 2013 was 4.47%, compared to 4.45% at December 31, 2012 and 5.98% at December 31, 2011. Deposits have increased, both in dollars and proportion of total CIT funding to 40% at December 31, 2013 compared to 35% at December 31, 2012 and 22% at December 31, 2011. The weighted average rate of total CIT deposits at December 31, 2013 was 1.65%, compared to 1.75% at December 31, 2012 and 2.68% at December 31, 2011.

We continued to grow deposits during 2013 to fund lending activity in CIT Bank. The increase in interest expense in 2013 and 2012 was driven by higher balances. Online deposits, which were initiated in late 2011, grew $4.3 billion during 2012 and $1.5 billion in 2013. Brokered CDs and sweeps declined $1.1 billion during 2012 and increased $1.1 billion in 2013.

Interest expense increased by the accretion of FSA discounts on long-term borrowings of $69 million, $1.5 billion and $752 million for the years ended December 31, 2013, 2012 and 2011, respectively. The 2013 accelerated debt FSA and OID accretion resulted from the repayment of senior unsecured notes issued under our InterNotes retail note program and $5 million on the redemption of secured debt related to the sale of a small business loan portfolio. The higher 2012 amounts resulted from repayments of over $15 billion in high cost debt in the first three quarters and $1.0 billion of secured debt in the last quarter of 2012. During 2011, CIT had $9.5 billion in debt redemptions and extinguishments. At December 31, 2013, long-term borrowings included $40 million of remaining FSA discount on secured borrowings and $13 million on unsecured other debt.

The table below disaggregates CIT’s year-over-year changes (2013 versus 2012 and 2012 versus 2011) in net interest revenue and operating lease margins as presented in the preceding tables between volume (level of lending or borrowing) and rate (rates charged customers or incurred on borrowings). See ‘Net Finance Revenue’ section for further discussion.

Changes in Net Finance Revenue (dollars in millions)
	2013 Compared to 2012			2012 Compared to 2011
	Increase (decrease) due to change in:			Increase (decrease) due to change in:
	Volume	Rate	Net	Volume	Rate	Net
Interest Income
Loans (including held for sale)
U.S.	$141.7	$(239.9)	$(98.2)	$50.8	$(445.7)	$(394.9)
Non-U.S.	8.5	(45.8)	(37.3)	(54.4)	(126.1)	(180.5)
Total loans	150.2	(285.7)	(135.5)	(3.6)	(571.8)	(575.4)
Interest bearing deposits	(2.7)	(2.4)	(5.1)	(0.6)	(1.8)	(2.4)
Investments	3.7	(1.9)	1.8	(5.2)	5.1	(0.1)
Interest income	151.2	(290.0)	(138.8)	(9.4)	(568.5)	(577.9)
Operating lease equipment, net (including held for sale)(1)	29.7	(84.2)	(54.5)	100.7	58.3	159.0
Interest Expense
Interest on deposits	56.1	(28.8)	27.3	57.6	(16.3)	41.3
Interest on long-term borrowings(2)	(93.7)	(1,538.4)	(1,632.1)	(728.6)	848.8	120.2
Interest expense	(37.6)	(1,567.2)	(1,604.8)	(671.0)	832.5	161.5
Net finance revenue	$218.5	$1,193.0	$1,411.5	$762.3	$(1,342.7)	$(580.4)

(1) Operating lease rental income is a significant source of revenue; therefore, we have presented the net revenues.

(2) Includes acceleration of FSA accretion resulting from redemptions or extinguishments, prepayment penalties, and accelerated original issue discount on debt extinguishment related to the TRS facility.

3

Average Daily Long-term Borrowings Balances and Rates (dollars in millions)
	Years Ended
	December 31, 2013			December 31, 2012			December 31, 2011
Unsecured	Average Balance	Interest	Average Rate (%)	Average Balance	Interest	Average Rate (%)	Average Balance	Interest	Average Rate (%)
Revolving Credit Facility(1)	$-	$15.6	-	$284.1	$18.6	6.56%	$-	$-	-
Senior Unsecured Notes (2)	12,107.0	660.0	5.45%	12,957.2	1,613.8	12.45%	-	-	-
Secured borrowings(3)	5,938.8	205.5	3.46%	6,121.9	197.0	3.22%	13,590.2	855.0	6.29%
Series A Notes(2)	-	-	-	856.2	683.8	79.86%	11,970.8	1,538.0	12.85%
Total Long-term Borrowings	$18,045.8	$881.1	4.88%	$20,219.4	$2,513.2	12.43%	$25,561.0	$2,393.0	9.36%

(1) Interest expense and average rate includes Facility commitment fees and amortization of Facility deal costs.

(2) Interest expense includes accelerated FSA accretion (amortization), accelerated original issue discount and prepayment penalties on debt extinguishment, as presented in the following table..

Accelerated FSA accretion (amortization), accelerated original issue discount and prepayment penalties on debt extinguishment (dollars in millions)
	Years Ended December 31,
	2013	2012	2011
Senior Unsecured	$25.9	$718.8	$-
Secured Borrowings	3.5	569.2	300.1
Total	$29.4	$1,288.0	$300.1

4